As filed with the Securities and Exchange Commission on August 6, 2001 Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIGMAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	31-1445779

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9711 Sportsman Club Road, Johnstown, Ohio	43031-9141

(Address of Principal Executive Offices)	(Zip Code)

Padnos Professional Consulting Services Agreement

(Full title of the plan)

John G. Tramontana
Chief Executive Officer
Bigmar, Inc.
9711 Sportsman Club Road
Johnstown, Ohio 43031-9141

(Name and address of agent for service)

(740) 966-5800

(Telephone number, including area code, of agent for service)

Copies to:

P. Robert Moya, Esq.
Quarles & Brady Streich Lang LLP
One Renaissance Square
Two North Central Avenue
Phoenix, Arizona 85004
(602) 230-5000

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered	per share(1)	offering price(1)	registration fee

Common Stock, $.001 par value per share	150,000	$2.00	$300,000.00	$75.00

(1)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. The calculation is based on the last sale price as quoted on the OTC Bulletin Board on August 3, 2001 (the “Market Price”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents and information previously filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) by Bigmar, Inc. (the “Company”) are hereby incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000;

(b)	Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001; and

(c)	Definitive Proxy Statement used in connection with the Company’s Annual Meeting of Stockholders held on July 7, 2000, other than the portions of such document, which by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

(d)	Form 8-A as filed with the Commission on June 17, 1996, as amended by Form 8-A/A as filed with the Commission on August 3, 2001.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Company has included in its Amended and Restated Certificate of Incorporation provisions to indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company’s Amended and Restated Certificate of Incorporation also includes provisions to eliminate the personal liability of the Company’s directors and officers to the fullest extent permitted by Delaware law. Under current law, such exculpation would extend to an officer’s or director’s breaches of fiduciary duty, except for (i) breaches of such person’s duty of loyalty, (ii) those instances where such person is found not to have acted in good faith and (iii) those instances where such person received an improper personal benefit as the result of such breach.

     The Company’s Restated By-Laws (“By-Laws”) provide that the Company may indemnify any person, including officers and directors, with regard to any action or proceeding to the fullest extent permitted by Delaware law.

     The Company has entered into an indemnification agreement (“Indemnification Agreement”) with each of its directors and officers. Each Indemnification Agreement provides that the Company will indemnify the indemnitee against expenses, including reasonable attorneys’ fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer, other than an action instituted by the director or officer. Such indemnification is available if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Each Indemnification Agreement also requires that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. The term of each Indemnification Agreement is the later of (i) 10 years after the date that the indemnitee ceases to serve as a director or officer of the Company, or (ii) the final termination of all proceedings, as defined in the Indemnification Agreement, in which the indemnitee is granted rights of indemnification.

     Each Indemnification Agreement permits the indemnitee to bring suit to seek recovery of amounts due under such Indemnification Agreement and requires that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See the Exhibit Index at Page E-1 of this Registration Statement.

Item 9. Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions described under Item 6 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Johnstown, State of Ohio, on this 3rd day of August, 2001.

BIGMAR, INC. By: /s/ John G. Tramontana John G. Tramontana Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John G. Tramontana and Cynthia R. May and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

SIGNATURE	TITLE	DATE

/s/ John G. Tramontana John G. Tramontana	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 3rd, 2001

/s/ Philippe J. H. Rohrer Philippe J.H. Rohrer	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	August 3rd, 2001

/s/ Cynthia R. May Cynthia R. May	President, Secretary and Director	August 3rd, 2001

Bernard Kramer	Director	August 3rd, 2001

/s/ Massimo Pedrani Massimo Pedrani	Director	August 3rd, 2001

BIGMAR, INC.

REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Professional Consulting Services Agreement dated July 10, 2001 by and between Bigmar, Inc. and Felice Padnos.

5.1	Opinion of counsel as to legality of securities being registered.

23.1	Consent of counsel (contained in Exhibit 5.1 hereto).

23.2	Consent of KPMG LLP.

24.1	Powers of Attorney (contained in signature pages on page 4 of this registration statement).

E-1